Exhibit 10.4

FIFTH AMENDMENT TO FACILITY AGREEMENT

This FIFTH AMENDMENT TO FACILITY AGREEMENT (this “Fifth Amendment”) is dated as of January 15, 2013 and made between:

(1)	FAR EAST ENERGY (BERMUDA), LTD., a company incorporated in Bermuda with its registered office at Clarendon House, 2 Church Street, Hamilton HM II, Bermuda with registration number 36700 (the “Borrower”);

(2)	FAR EAST ENERGY CORPORATION, a company incorporated in the State of Nevada, United States of America, with its registered office at 711 S. Carson Street, Suite 4, Carson City, Nevada with registration number NV20001201882 (the “Guarantor”); and

(3)	STANDARD CHARTERED BANK as lender (the “Lender”).

PRELIMINARY STATEMENTS:

(A)	The Borrower, the Guarantor and the Lender are parties to a U.S.$25,000,000 Facility Agreement dated as of November 28, 2011 as amended by an Amendment Letter Agreement dated as of May 21, 2012, as further amended by a Second Amendment to Facility Agreement dated as of November 28, 2012, as further amended by a Third Amendment to Facility Agreement dated as of December 18, 2012 and as further amended by a Fourth Amendment to Facility Agreement dated as of January 8, 2013 (the “Facility Agreement”) providing for a secured term loan facility for the purposes described therein.

(B)	The Facility is fully drawn in the amount of U.S.$25,855,512.16, which includes capitalized interest of U.S.$730,512.16 (the “Capitalized Interest Amount”) and an additional Loan in the amount of U.S.$125,000 (the "Overrun Facility Amount") drawn on January 11, 2013.

(C)	The Loans made under the Facility are due to be repaid on the Termination Date of January 15, 2013.

(D)	Accrued interest on each Loan in the aggregate amount of U.S.$197,186.29 (the “Accrued Interest Amount”) is due on January 15, 2013.

(E)	The Borrower has requested, among other things, that (i) the Termination Date under the Facility Agreement be extended for a period of up to twelve (12) Months; and (ii) that the Lender consent to the Borrower’s entry into certain financing arrangements, the proceeds of which will be used to partially repay the Loans.

(F)	In connection with this Fifth Amendment, the Lender has agreed to (i) permit the Borrower and the Guarantor to enter into the Indenture (as defined below) on the terms set forth herein; (ii) amend and restate certain existing Security Documents and enter into certain intercreditor arrangements with the Note Trustee and the Collateral Agent (each, as defined below); and (iii) appoint the Collateral Agent to hold certain collateral for the benefit of the Lender, the Note Trustee and the Holders (as defined below).

(G)	As a condition precedent to the effectiveness of this Fifth Amendment, the Borrower shall, among other things (i) repay the Loans in an aggregate amount equal to U.S.$4,125,000 and repay the Capitalized Interest Amount of U.S.$730,512.16 so that on the Effective Date, the aggregate principal amount outstanding under the Facility Agreement will be U.S.$21,000,000 (the “Effective Date Principal Amount”); and (iii) pay to the Lender the Accrued Interest Amount and the Amendment Fees (as defined below).

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Exhibit 10.4

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, it is agreed as follows:

1.	Interpretation

1.1	Definitions

In this Fifth Amendment:

“Amended and Restated Security Agreement” means the Amended and Restated Security Agreement dated on or about the date of this Fifth Amendment among the Collateral Agent, the Borrower, the Guarantor and the Lender.

“Amended and Restated Share Pledge Agreement” means the Amended and Restated Share Charge Agreement dated on or about the date of this Fifth Amendment among the Collateral Agent, the Guarantor and the Borrower, as acknowledged by the Lender in respect of all present and future Shares in the Borrower.

“Collateral Agent” means Wells Fargo Bank, National Association, in its capacity as collateral agent for the benefit of the Lender, the Holders (as defined below) and the Note Trustee (as defined below), together with its successors and assigns in such capacity.

“Effective Date” means the date on which the Lender confirms to the Borrower that it has received all of the documents and other evidence required under Clause 2 (Conditions Precedent and Effectiveness) of this Fifth Amendment in form and substance satisfactory to the Lender.

“Hong Kong Account Charge Agreement” means the Charge Over Accounts dated on or about the date of this Fifth Amendment among the Collateral Agent, the Borrower, the Lender and the Account Bank.

"Indenture" means the Indenture dated on or about the date of this Fifth Amendment among the Borrower as issuer, the Guarantor as guarantor and Wells Fargo Bank, National Association as Note Trustee and Collateral Agent, pursuant to which the Borrower issued U.S.$60,000,000 of its senior secured notes due 2016 on or about the date of the Fifth Amendment, and pursuant to which the Borrower may in future issue certain additional notes.

“Intercreditor Agreement” means the Collateral Agency and Intercreditor Agreement dated on or about the date of this Fifth Amendment among the Lender, the Borrower, the Guarantor, the Collateral Agent and the Note Trustee.

1.2	Interpretation

(a)	Capitalized terms used and not defined in this Fifth Amendment have the meaning ascribed to them in the Facility Agreement.

(b)	The provisions of clause 1.2 (Construction) of the Facility Agreement apply to this Fifth Amendment as if they were set out in full in this Fifth Amendment, except that references to ‘this Agreement’ are to be construed as references to this Fifth Amendment.

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Exhibit 10.4

2.	Conditions Precedent and effectiveness

It shall be a condition precedent to the effectiveness of this Fifth Amendment that the Lender has received all of the following documents and other evidence in form and substance satisfactory to the Lender:

2.1	The following documents in respect of the Obligors:

(a)	A copy of the constitutional documents of each Obligor.

(b)	A copy of a resolution of the board of directors of each Obligor:

(i)	approving the terms of, and the transactions contemplated by, the Transaction Documents (as defined below) to which it is a party and resolving that it execute the Transaction Documents to which it is a party;

(ii)	authorizing a specified person or persons to execute the Transaction Documents to which it is a party on its behalf;

(iii)	authorizing a specified person or persons, on its behalf, to sign and/or dispatch all documents and notices to be signed and/or dispatched by it under or in connection with the Transaction Documents to which it is a party; and

(iv)	in the case of a Guarantor, resolving that it is in the best interests of the relevant guarantor to enter into the transactions contemplated by the Transaction Documents to which it is a party.

(c)	A specimen of the signature of each person authorized by the resolution referred to in paragraph (b) above.

(d)	A certificate of an authorized signatory of the relevant Obligor certifying that each copy document relating to it specified in this Clause 2 (Conditions Precedent and Effectiveness) is correct, complete and in full force and effect as at a date no earlier than the Effective Date.

(e)	A certificate as to the existence and good standing (including verification of tax status, if available) of each Obligor from the appropriate governmental authorities in such Guarantor’s jurisdiction of organization, in form and substance satisfactory to the Lender and its legal advisors.

2.2	A duly executed original of the following documents (the “Transaction Documents”):

(a)	this Fifth Amendment;

(b)	the Intercreditor Agreement;

(c)	the Amended and Restated Security Agreement;

(d)	the Hong Kong Account Charge Agreement; and

(e)	the Amended and Restated Share Pledge Agreement.

2.3	Evidence of the completion of the U.S.$60,000,000 debt offering contemplated by the term sheet dated December 17, 2012 between the Borrower, the Guarantor and Ashmore Investment Management Limited and/or its affiliates pursuant to the Indenture, and receipt by the Borrower of the net cash proceeds of such debt offering.

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Exhibit 10.4

2.4	Evidence that the Borrower has repaid (i) the Loans in an amount equal to U.S.$4,125,000, and (ii) the Capitalized Interest Amount of U.S.$730,512.16.

2.5	Evidence that any interest payable by the Borrower under the Facility Agreement, including but not limited to the Accrued Interest Amount, has been paid.

2.6	Legal opinions of (i) Baker & McKenzie LLP, legal advisors to the Borrower and the Guarantor, in respect of New York law and Hong Kong law; (ii) Conyers Dill & Pearman Limited, legal advisors to the Borrower, in respect of Bermuda law; and (iii) Emmel & Klegerman PC, legal advisors to the Guarantor, in respect of Nevada law, in each case substantially in the form distributed to the Lender prior to signing this Fifth Amendment.

2.7	Confirmation from the Lender that it has received evidence reasonably satisfactory to it that each Obligor shall have taken or caused to be taken all of the actions, executed and delivered or caused to be executed and delivered all of the agreements, documents and instruments, and delivered all of the filings and recordings necessary to create in favor of the Collateral Agent (for the benefit of, among others, the Lender) a valid and (upon such filing and recording) first priority security interest in the Security given pursuant to the Security Documents.

2.8	Evidence that all costs and expenses of the Lender (including professional fees) incurred prior to the Effective Date in connection with the Group, the Finance Documents and this Fifth Amendment have been paid by the Borrower.

2.9	Evidence that the amendment fee set forth in Clause 7.1 (Amendment Fees) has been paid by the Borrower.

2.10	A copy of any other Authorisation or other document, opinion or assurance which the Lender considers to be necessary in connection with the entry into and performance of the transactions contemplated by any Finance Document.

3.	REPRESENTATIONS AND WARRANTIES

Each Obligor jointly and severally represents and warrants to the Lender on the date of this Fifth Amendment and on the Effective Date that:

(a)	The obligations expressed to be assumed by it in this Fifth Amendment are (subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors rights generally) legal, valid, binding and enforceable obligations.

(b)	All of the representations and warranties contained in clauses 18.1 – 18.29 (Representations) of the Facility Agreement are true and correct.

4.	amendments to Facility agreement

The amendments to the Facility Agreement listed in this Clause 4 shall take effect on and from the Effective Date.

4.1	Clause 1.1 (Definitions) of the Facility Agreement shall be amended by inserting in the appropriate alphabetical order the following new definitions:

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Exhibit 10.4

“2011 Financial Statements” means the audited consolidated financial statements of the Guarantor for its financial year ended 31 December 2011.

“Amended and Restated Security Agreement” means the Amended and Restated Security Agreement dated on or about the date of the Fifth Amendment among the Collateral Agent, the Borrower, the Guarantor and the Lender, which agreement amends and restates the Assignment of Shareholder Loans and the JPM Account Charge Agreement.

“Amended and Restated Share Pledge Agreement” means the Amended and Restated Share Charge Agreement dated on or about the date of the Fifth Amendment among the Collateral Agent, the Guarantor and the Borrower, as acknowledged by the Lender in respect of all present and future Shares in the Borrower, which agreement amends and restates the Share Pledge Agreement.

“Collateral Agent” means Wells Fargo Bank, National Association, in its capacity as collateral agent for the benefit of the Lender, the Note Trustee and the Holders, together with its permitted successors in such capacity.

"Fifth Amendment" means the fifth amendment to this Agreement dated as of January 15, 2013.

"Holder" means a person in whose name a note issued under the Indenture is registered.

“Hong Kong Account Charge Agreement” means the Charge Over Accounts dated on or about the date of the Fifth Amendment among the Collateral Agent and the Borrower in respect of the Disbursement Account and the Prepayment Account.

"Indenture" means the Indenture dated on or about the date of the Fifth Amendment among the Borrower as issuer, the Guarantor as guarantor and Wells Fargo Bank, National Association as Note Trustee and Collateral Agent, pursuant to which the Borrower issued U.S.$60,000,000 of its senior secured notes due 2016 on or about the date of the Fifth Amendment, and pursuant to which the Borrower may in future issue certain additional notes.

“Intercreditor Agreement” means the Collateral Agency and Intercreditor Agreement dated on or about the date of this Fifth Amendment among the Lender, the Borrower, the Guarantor, the Collateral Agent and the Note Trustee.

"JPM Account Charge Agreement" means the letter agreement dated as of June 18, 2012 among the Lender, the Borrower and the Guarantor in respect of the accounts maintained by the Borrower and the Guarantor with JP Morgan Chase Bank, N.A. with account numbers 113425681 and 113473723.

"Note Default" means the occurrence of an “Event of Default” under the Indenture.

“Notes” means the notes issued to the Holders under the Indenture.

“Notes Indebtedness” has the meaning given to it in Clause 21.16 (Financial Indebtedness).

"Note Trustee" means Wells Fargo Bank, National Association, in its capacity as trustee under the Indenture, together with its permitted successors in such capacity.

4.2	The following existing definitions set forth in Clause 1.1 (Definitions) of the Facility Agreement shall be deleted in their entirety and restated as follows:

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Exhibit 10.4

"Finance Document" means this Agreement, the Intercreditor Agreement, the Subordination Agreement, any Security Document and any other document designated as such by the Lender and the Borrower;

“Key Personnel” means (a) Michael McElwrath, the Chief Executive Officer, (b) Bruce Huff, the Chief Financial Officer, and (c) any qualified successor employed in replacement thereof within 45 days of the retirement, removal or death of such officer who is (i) reasonably qualified to perform the duties of the officer being replaced and (ii) approved by the Lender, any such approval not to be unreasonably withheld or delayed.

"Security Document" means the Share Pledge Agreement, the Amended and Restated Share Pledge Agreement, the Account Charge Agreement, the Hong Kong Account Charge Agreement, the Assignment of Shareholder Loans, the JPM Account Charge Agreement, the Amended and Restated General Security Agreement and any other security document that may at any time be given as security to or in connection with any Finance Document.

"Repeating Representations" means each of the representations set out in Clauses 18.1 (Status), 18.2 (Binding obligations), 18.3 (Non-conflict with other obligations), 18.4 (Power and authority), 18.6 (Governing law and enforcement), 18.9 (No default), 18.11 (Pari passu ranking), 18.12 (No proceedings pending or threatened), 18.13 (Property Rights), 18.24 (Financial statements), 18.25 (US Anti-terrorism Laws), 18.26 (US Government Regulation) and 18.27 (ERISA Matters).

“Termination Date” means January 15, 2014 (except that, if the Termination Date would otherwise fall on a day which is not a Business Day, it will instead be the immediately preceding Business Day).

4.3	Clause 6.2 (Extension Option) of the Facility Agreement shall be deleted in its entirety.

4.4	Paragraph (a) of clause 7.2 (Mandatory prepayments) of the Facility Agreement shall be amended by inserting in the appropriate alphabetical order the following new definition:

“Asset Sale Proceeds” means an amount equal to 100% of the cash proceeds (net of all fees and transaction costs properly incurred in connection with that transaction and Taxes paid or reasonably estimated by an Obligor to be payable (as certified by the relevant Obligor) as a result of that transaction) of any sale, transfer, or disposition of any asset of an Obligor in circumstances where the Borrower would be required, if sufficient proceeds were received in connection with the transaction, to make an “Asset Sale Offer” under the Indenture.

4.5	Paragraph (b) of clause 7.2 (Mandatory prepayments) of the Facility Agreement shall be amended by inserting the following new subparagraph (iv):

(iv)	all Asset Sale Proceeds;

4.6	Clause 7.3(a) (Application of mandatory prepayment) of the Facility Agreement shall be deleted in its entirety and restated as follows:

(a)	The Borrower shall apply all Net Debt or Equity Issuance Proceeds (if received by the Guarantor, the Guarantor shall pay the same to the Borrower by way of capital contribution) in prepayment of the Loans immediately when they arise.

4.7	Paragraph 7.3 (Application of mandatory prepayment) of the Facility Agreement shall be amended by inserting the following new paragraph (g):

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Exhibit 10.4

(g)	The Borrower shall apply all Asset Sale Proceeds (if received by the Guarantor, the Guarantor shall pay the same to the Borrower by way of capital contribution) in prepayment of the Loans immediately when they arise.

4.8	Paragraph (b) of Clause 7.7 (Change of control) shall be amended by replacing the period at the end of subparagraph with a semi-colon, and by inserting the following new subparagraph (iii):

(iii)	the occurrence of any event constituting a “Change of Control” under the Indenture.

4.9	Each of paragraphs (a) and (b) of Clause 18.24 (Financial statements) of the Facility Agreement shall be amended by replacing the words “Original Financial Statements” with “2011 Financial Statements”.

4.10	Paragraph (c) of Clause 18.24 (Financial statements) of the Facility Agreement shall be amended by replacing the words “31 December 2010” with “31 December 2011”.

4.11	Clause 19.3 (Information: miscellaneous) of the Facility Agreement shall be amended replacing the period at the end of paragraph (h) with the word “and;” and by inserting the following new paragraph (i):

(i)	to the extent not otherwise required to be supplied under this Clause 19.3, all reports, certificates, documents and other information dispatched by an Obligor to the Note Trustee under the Indenture, at the same time as they are dispatched to the Note Trustee.

4.12	Clause 20.1 (Liquidity Test) of the Facility Agreement shall be amended by adding the words "the day after" between the words "for the Quarter Period commencing on" and the words "such Quarter Date".

4.13	Subparagraph (c)(v) of clause 21.9 (Negative Pledge) of the Facility Agreement shall be amended by adding the words “, or pursuant to any security document that may at any time secure the Notes Indebtedness, provided that such security document was entered into in accordance with the terms of the Intercreditor Agreement, and provided further that the Notes Indebtedness is not secured by assets other than the Charged Assets” after the words “Finance Document”.

4.14	Clause 21.15 (Restricted Payments) of the Facility Agreement shall be amended by adding the following new paragraph (c):

(c)	The Borrower shall not pay, repay or prepay any principal amount in respect of, or redeem, purchase or defease any of the Notes at any time until and unless all of the Loans and all other amounts due under this Agreement have been irrevocably paid in full in cash.

4.15	Paragraph (a) of clause 21.16 (Financial Indebtedness) of the Facility Agreement shall be deleted in its entirety and restated as follows:

(a)	Financial Indebtedness (i) arising under the Finance Documents; or (ii) arising under the Indenture (the “Notes Indebtedness”) in the aggregate principal amount of up to U.S.$75,000,000 (excluding capitalized interest), provided that an amount equal to 10 per cent. of the principal amount of any additional Notes issued under the Indenture after the date of the Fifth Amendment shall be applied in prepayment of the Loans in accordance with clause 5.1(b) of the Fifth Amendment, and provided further that the Obligors shall not consent to any amendment or modification of the Indenture after the date of the Fifth Amendment that would cause the terms of the Indenture, taken as a whole, to be materially more restrictive than the terms of the Indenture on the date of the Fifth Amendment;

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Exhibit 10.4

4.16	Subparagraph (d)(iv) of clause 21.16 (Financial Indebtedness) of the Facility Agreement shall be amended by replacing the words “paragraph (iv)” with the words “paragraph (d)”.

4.17	Clause 21.16 (Financial Indebtedness) of the Facility Agreement shall be amended by inserting the following new paragraph (h):

(h)	If the Borrower proposes to incur Financial Indebtedness for the purpose of refinancing the Loans (a “Future Financing”) that is (i) on market terms and conditions; (ii) in an aggregate stated facility amount at least equal to (x) the Loans and other amounts due under this Agreement and (y) all amounts due under the Indenture; and (iii) contains a use of proceeds that includes payment of the amounts described above before any other use of proceeds (regardless of the contemplated drawdown schedule or timing of such payment under such Future Financing) (a “Qualifying Future Financing”), then the consent of the Lender to such Qualifying Future Financing shall not be unreasonably withheld; provided that if the Lender has assigned or transferred all of the Loans (any sale, assignment or sale of a participation in such Loans, in each case, that results in or grants such buyer, assignee or participant the right to consent to a Qualified Future Financing or to direct the Lender's consent to a Qualified Future Financing being deemed the sale or assignment of all of the Lender's Loans for the purpose of this paragraph (h)), the consent of the Lender to such Qualifying Future Financing shall not be required.

4.18	Sub-paragraph (b)(i) of Clause 21.17 (Loans and guarantees) of the Facility Agreement shall be amended by adding the words ", or any guarantee by a member of the Group of the Borrower's obligations under the Indenture, provided that if, following the date of the Fifth Amendment, any member of the Group shall guarantee the Borrower’s obligations under the Indenture, the Borrower shall procure that such member of the Group shall concurrently accede to this Agreement as guarantor and grant security to the Collateral Agent for the benefit of the Lender on such terms as shall be reasonably requested by the Lender;".

4.19	Clause 22.5 (Cross default) of the Facility Agreement shall be amended by adding the following new paragraph (f):

(f)	The occurrence of a Note Default.

4.20	Clause 22.18 (Ministry of Commerce approval) of the Facility Agreement shall be deleted in its entirety.

4.21	Clause 22 (Events of Default) of the Facility Agreement shall be amended by inserting the following new Clause 22.20:

22.20	Automatic Acceleration

If an Event of Default occurs under paragraphs (c) or (d) of Clause 22.7 (Insolvency Proceedings) in relation to any Obligor:

(a)	the Commitment shall immediately be cancelled; and

(b)	all of the Loans, together with accrued interest, and all other amounts accrued under the Finance Documents shall be immediately due and payable.

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Exhibit 10.4

4.22	Clause 22.28 (Set-off) of the Facility Agreement shall be amended by adding the words “or any Affiliate of the Lender” after the words “against any matured obligation owed by the Lender”.

4.23	Paragraph (b) of clause 29.2 (Addresses) of the Facility Agreement shall be deleted in its entirety and restated as follows:

(b)	in the case of the Lender:

Standard Chartered Bank
1095 Avenue of the Americas
New York, NY 10036, USA
Fax: +1 646 455 6395
Email: Marc.Chait@sc.com
Attention: Marc Chait

and

Standard Chartered Bank
6th Floor, 1 Basinghall Avenue
London, EC2V 5DD, England
Fax: +44 020 7885 7930
Email: Paul.a.Johnson@sc.com
Attention: Paul Johnson

5.	LIMITED WAIVERS

5.1	Waivers

Subject to the terms and conditions of this Fifth Amendment and in reliance on the representations and warranties made pursuant to Clause 3 (Representations and Warranties) hereof, the Lender:

(a)	permanently waives any Default or Event of Default arising from any breach of clause 20.1 (Liquidity Test) of the Facility Agreement that occurred prior to the Effective Date; and

(b)	waives the requirement under Clauses 7.2(b) (Mandatory prepayments) and 7.3(a) (Application of Mandatory prepayment) of the Facility Agreement that the proceeds received by the Borrower in connection with its issuance of Notes be applied in repayment of the Loans; provided that such proceeds received on the date of this Fifth Amendment are partially applied in payment of the amounts described in Clauses 2.4, 2.5, 2.8 and 2.9 hereof, and provided further that if the Borrower issues additional Notes under the Indenture at any time after the date of the Fifth Amendment, the Borrower shall immediately repay the Loans in an amount equal to 10 per cent. of the principal amount of such additional Notes. For the avoidance of doubt, the waiver in this clause (b) does not apply to any cash or cash equivalent proceeds received in connection with the exercise of warrants issued to the Holders and any such proceeds shall be applied in repayment of the Loans in accordance with this Agreement.

5.2	Limitation of waivers

(a)	Without limiting the generality of the provisions of clause 32 (Remedies and Waivers) of the Facility Agreement, the waivers set forth above shall be limited precisely as written and relate solely to any non-compliance by the Obligors with the terms of the Facility Agreement in the manner and to the extent described above, and nothing in this Fifth Amendment shall be deemed to prejudice any right or remedy that the Lender may now have or may have in the future under or in connection with the Finance Documents or any other instrument or agreement referred to therein.

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Exhibit 10.4

(b)	Except as expressly set forth herein, the terms, provisions and conditions of the Facility Agreement and the other Finance Documents shall remain in full force and effect and in all other respects are hereby ratified and confirmed.

6.	release of lender and related parties

Each Obligor voluntarily and knowingly releases, holds harmless, and forever discharges the Lender and each of the Lender’s predecessors, agents, shareholders, partners, directors, officers, employees, representatives, professionals and their respective successors and assigns (the “Released Parties”) from all possible claims, demands, actions, causes of action, damages, costs or expenses, and liabilities whatsoever, known or unknown, anticipated or unanticipated, suspected or unsuspected, fixed, contingent, or conditional, at law or in equity, originating in whole or in part on or before the Effective Date which any Obligor may now or hereafter have against any of the Released Parties and irrespective of whether any such claims arise out of contract, tort, violation of law or regulations, or otherwise, including, without limitation, the exercise of any rights and remedies under, and all other matters relating to, the Finance Documents, and the negotiation and execution of this Fifth Amendment.

7.	Amendment Fees

In consideration of the amendments and waivers above, the Borrower shall pay to the Lender the amendment fees set forth in this Clause 7 (the “Amendment Fees”). The Amendment Fees will be due and payable as follows:

7.1	An amendment fee equal to 1.0% of the Effective Date Principal Amount will be due and payable on the Effective Date.

7.2	An amendment fee equal to 1.0% of the aggregate amount of the then outstanding Loans will be due and payable on June 30, 2013.

8.	MISCELLANEOUS

8.1	Finance Document

This Fifth Amendment is a Finance Document.

8.2	Costs and expenses

The Borrower agrees that the provisions of clause 16 (Costs and Expenses) of the Facility Agreement shall apply to this Fifth Amendment.

8.3	Counterparts

This Fifth Amendment may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Fifth Amendment.

8.4	Reservation of rights

The Parties reserve all rights with respect to any continuing or future Default.

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Exhibit 10.4

8.5	Confirmations

(a)	The Guarantor hereby acknowledges that it has read this Fifth Amendment and consents to its terms, and hereby confirms and agrees that, notwithstanding the effectiveness of this Fifth Amendment, its guarantee of the Borrower’s obligations under the Finance Documents (the “Guaranteed Obligations”) shall not be impaired or affected and such guarantee is, and shall continue to be, in full force and effect and is hereby confirmed and ratified in all respects.

(b)	The Obligors acknowledge and agree that (i) all liens evidenced by the Facility Agreement and the Security Documents are hereby ratified, confirmed and continued, (ii) the amendment of the Facility Agreement pursuant to this Fifth Amendment and the execution of the Transaction Documents shall not constitute a regrant of any existing Security granted in connection with the Facility Agreement (the “Existing Security”), (iii) the Existing Security shall remain in full force and effect after giving effect to this Fifth Amendment, and (iv) the Existing Security extends to the Guaranteed Obligations as amended pursuant to this Fifth Amendment.

8.6	Governing law

THIS FIFTH AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS APPLICABLE IN THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES).

[Signature page follows]

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This Fifth Amendment has been entered into as of the date stated at the beginning hereof.

SIGNATORIES

BORROWER:

FAR EAST ENERGY (BERMUDA), LTD.

By:	/s/ Michael R. McElwrath
Name:	Michael R. McElwrath
Title:	Chairman

GUARANTOR:

FAR EAST ENERGY CORPORATION

By:	/s/ Michael R. McElwrath
Name:	Michael R. McElwrath
Title:	Chief Executive Officer and President

LENDER:

STANDARD CHARTERED BANK

By:	/s/ P.A. Johnson
Name:	P.A. Johnson
Title:	Regional Head

By:	/s/ Marc Chait
Name:	Marc Chait
Title:	Director

Signature page to Fifth Amendment